Exhibit 99.1

ITT Reports First-Quarter 2020 Results

WHITE PLAINS, N.Y.--(BUSINESS WIRE)--May 1, 2020--ITT Inc. (NYSE: ITT) today reported 2020 first-quarter financial results that reflect our resilience in this challenging global economic environment.

2020 FIRST-QUARTER PERFORMANCE

Revenue	Segment OI Margin	EPS	Free Cash Flow (FCF)
-5%	-420 bps	+19%	$31M
Organic Revenue	Adj Segment OI Margin	Adj EPS	TTM FCF Margin
-5%	-170 bps	-12%	10.1%

*Performance relative to comparable three months ended March 31, 2019.
Free cash flow is for the three months ended March 31, 2020 and free cash flow margin is for the trailing twelve month period ended March 31, 2020.
For a reconciliation of GAAP to non-GAAP measures, refer to the section of this release titled Key Performance Indicators and Non-GAAP Measures.

  Solid Liquidity & Investment Grade Balance Sheet
    FCF increased $18 million from prior year to $31 million
    $840 million in cash on hand
    Accessed our Revolving Credit Agreement with outstanding borrowings of $385 million as of March 31, and approximately $500 million of borrowings as of the date of this release
    $1.2 billion in liquidity, including $200 million revolving credit agreements executed on April 29
  First Quarter Results
    Revenue of $663 million Total & Organic Revenue -5%
    Segment OI Margin of 11.7%; Adj Segment OI Margin of 14.5%
    EPS of $0.95 up +19% on Favorable Asbestos Settlement; Adj EPS of $0.80 down -12%

“First, I would like to thank all of the first responders and essential employees around the world that provided us the opportunity to deliver to our customers in the essential industries that we serve. The COVID-19 pandemic has created an unprecedented challenge uniting ITTers all around the world in their focus on our top three 2020 priorities - the health of our people, the health of our business, and the health of our financials,” said ITT Chief Executive Officer and President, Luca Savi. “And our first-quarter results are a testimony to our focused priorities, the resilience of our diversified businesses, and the resilience of our dedicated people. COVID-19 disrupted our operations worldwide as we experienced decreased customer demand, temporary plant closures, and stricter health protocols to keep our employees safe. We stayed nimble, flexible, and humble, and we went to work. We worked harder than ever in more unusual circumstances than ever to create value for our customers each and every day. And in the quarter, we identified significant incremental new cost actions and liquidity measures that will best position ITT to power through this challenging period and position us nicely for the future.”

Revenue
Revenue declined 5 percent, including a 2-point unfavorable impact from foreign exchange and a 2-point benefit from our 2019 strategic Rheinhütte Pumpen (Rheinhütte) and Matrix Composites (Matrix) acquisitions. Organic revenue (defined as total revenue excluding foreign exchange, acquisitions and divestitures) decreased 5 percent, driven by declines in transportation of 7 percent and industrial of 9 percent, partially offset by growth of 20 percent in oil and gas.

Segment Operating Income
Segment operating income of $78 million declined 30 percent, which included asset impairment charges of $16 million and higher restructuring costs of $2 million. Adjusted segment operating income declined 14 percent to $96 million, primarily due to reduced sales volume from weaker demand, disruption in our operations caused by the COVID-19 global pandemic and unfavorable foreign exchange, partially offset by savings from productivity and cost containment actions.

Earnings Per Share
First-quarter EPS from continuing operations increased to $0.95, compared to $0.80 in the prior year, due to a $53 million net asbestos benefit driven by a favorable $66 million insurance settlement. This benefit was partially offset by a decline in segment operating income, corporate restructuring costs, unfavorable investment returns, and higher income tax expense. Adjusted EPS from continuing operations was $0.80 per diluted share, reflecting a $0.11, or 12 percent, decrease from the prior year.

First-Quarter 2020 Business Segment Results
All quarterly results are compared to the respective prior-year period.

Motion Technologies

  Total revenue decreased 5 percent to $298 million, including a 2-point unfavorable impact from foreign exchange. Organic revenue decreased 3 percent, reflecting a 5 percent decline in Friction sales due to a reduction in demand mainly in China and Europe resulting from COVID-19. While automotive sales softened globally, we outperformed the global market by 2,000 basis points1. In addition, Wolverine sales declined 3 percent due to weakness in the global auto market. These declines were partially offset by sales growth of 5 percent at KONI and Axtone, primarily in the European and North American rail markets.
  Operating income and adjusted operating income decreased 13 percent and 14 percent, respectively, to $53 million. The decline was primarily driven by unfavorable pricing and mix, a prior year government investment incentive, and lower volumes along with operational disruptions caused by COVID-19. These were partially offset by savings from supply chain, productivity and prior year restructuring actions, and a reduction in tariffs.

1 Based on Recognized Auto Industry Data as of April 17, 2020

Industrial Process

  Total revenue increased 5 percent to $227 million, including a 6-point benefit from our Rheinhütte acquisition and a 2-point unfavorable impact from foreign exchange. Organic revenue increased 1 percent driven by pump project growth within oil and gas. Revenue from our short-cycle business was relatively flat as service demand in the Middle East and strength in baseline pumps was offset by continued weakness in valves.
  Operating income decreased 60 percent to $9 million due to asset impairment charges of $16 million. Adjusted segment operating income increased 11 percent to $26 million driven by savings from supply chain, productivity, and prior year restructuring actions along with improved project execution, partially offset by unfavorable foreign currency.

Connect and Control Technologies

  Total revenue decreased 16 percent to $139 million, including a 2-point benefit from our Matrix acquisition. Organic revenue decreased 17 percent primarily driven by disruption from temporary plant closures in Europe and China due to COVID-19 and reduced production levels of Boeing’s 737 MAX, as well as a decline in demand for components due to a reduction in commercial air traffic and unfavorable timing of connector sales from defense programs.
  Operating income decreased 42 percent to $16 million primarily driven by lower sales volumes and increased restructuring costs, partially offset by benefits from productivity, supply chain, and past restructuring actions. Adjusted segment operating income decreased 37 percent to $17 million.

COVID-19 Response
In addition to prioritizing the health of our employees, our ITT team has been working in close collaboration with our customers and suppliers and acting decisively to realign our operations in this rapidly changing business environment. Management continues to monitor developments and has taken proactive measures to enhance our liquidity and reduced costs to better navigate this uncertain environment. Here are some of the liquidity and cost action highlights:

Liquidity:

  $1.2 billion in liquidity as of May 1, 2020;
  Fully drew down our $500 million Revolving Credit Facility as of May 1, 2020;
  Executed new 364-Day Revolving Credit Agreements totaling $200 million on April 29, 2020;
  108% Funded status for U.S. pension plans as of March 31, 2020;
  Investment grade balance sheet;
  Executed $73 million in discretionary share repurchases during the first quarter of 2020 and then suspended further activity;
  No planned change to our current dividend strategy at this time

Cost Actions:

  Implementing a $50 million organizational-wide restructuring plan that is primarily focused on structural cost reductions with expected annualized pre-tax benefit of $70 million;
  Salary reductions for the Chief Executive Officer and all other executives, and reduced compensation for Board of Directors;
  Suspended the 401K match for certain U.S. employees;
  $35 million planned reduction in 2020 capital expenditures;
  Supply chain and vendor renegotiations;
  Significant reduction in discretionary spending

While any decision that impacts employees is always difficult, the additional actions that the company is undertaking will help us continue to serve our customers in line with changing demand. ITT entered this pandemic with a strong investment grade balance sheet and a liquidity position today of approximately $1.2 billion, which positions us well to confront the impacts of this pandemic. However, the ultimate 2020 impact of COVID-19 on our business, results of operations, financial condition and cash flows is dependent on future developments, including the duration of the pandemic and the extent of its impact on the global economy, which cannot be predicted at this time. As a result, we, like many of the customers we serve, are unable to forecast with certainty the effect on ITT’s financial and operational results, which could be material, and as a result, all of ITT’s previously communicated guidance for 2020 is being withdrawn.

Investor Call Today
ITT's senior management will host a conference call for investors today at 9:30 a.m. ET to review performance and answer questions. The briefing can be monitored live via webcast at the following address on the company's website: www.itt.com/investors. A replay of the webcast will be available for 90 days following the presentation. A replay will also be available telephonically from two hours after the webcast until Friday, May 15, 2020, at midnight. For a reconciliation of GAAP to non-GAAP results, please refer to www.itt.com/investors or click here. All references to EPS are defined as diluted earnings per share from continuing operations.

Safe Harbor Statement
This release contains “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements are not historical facts, but rather are based on current expectations, estimates, assumptions and projections about our business, future financial results and the industry in which we operate, and other legal, regulatory and economic developments. These forward-looking statements include, but are not limited to, future strategic plans and other statements that describe the company’s business strategy, outlook, objectives, plans, intentions or goals, and any discussion of future events and future operating or financial performance.

We use words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “target,” “future,” “may,” “will,” “could,” “should,” “potential,” “continue,” “guidance” and other similar expressions to identify such forward-looking statements. Forward-looking statements are uncertain and to some extent unpredictable, and involve known and unknown risks, uncertainties and other important factors that could cause actual results to differ materially from those expressed or implied in, or reasonably inferred from, such forward-looking statements.

Where in any forward-looking statement we express an expectation or belief as to future results or events, such expectation or belief is based on current plans and expectations of our management, expressed in good faith and believed to have a reasonable basis. However, there can be no assurance that the expectation or belief will occur or that anticipated results will be achieved or accomplished.

Among the factors that could cause our results to differ materially from those indicated by forward-looking statements are risks and uncertainties inherent in our business including, without limitation:

  impacts on our business due to the COVID-19 pandemic, including disruptions to our operations and demand for our products, increased costs, disruption of supply chain and other constraints in the availability of key commodities and other necessary services, government-mandated site closures, employee illness or loss of key personnel, the impact of travel restrictions and stay-in-place restrictions on our business and workforce, customer and supplier bankruptcies, impacts to the global economy and financial markets, and liquidity challenges in accessing capital markets;
  uncertain global economic and capital markets conditions, including due to COVID-19, trade disputes between the U.S. and its trading partners, and the oil price war between Saudi Arabia and Russia;
  uncertainties regarding our exposure to pending and future asbestos claims and related liabilities and insurance recoveries;
  risks due to our operations and sales outside the U.S. and in emerging markets;
  fluctuations in foreign currency exchange rates;
  fluctuations in customers’ levels of capital investment and maintenance expenditures, especially in the oil and gas, chemical, and mining markets, or changes in our customers’ anticipated production schedules, such as shifts in the production of Boeing’s 737 MAX;
  failure to compete successfully in our markets;
  the extent to which there are quality problems with respect to manufacturing processes or finished goods;
  failure to integrate acquired businesses or achieve expected benefits from such acquisitions;
  risks related to government contracting, including changes in levels of government spending and regulatory and contractual requirements applicable to sales to the U.S. government;
  volatility in raw material prices and our suppliers’ ability to meet quality and delivery requirements;
  failure to manage the distribution of products and services effectively;
  loss of or decrease in sales from our most significant customer;
  fluctuations in our effective tax rate;
  failure to retain existing senior management, engineering and other key personnel and attract and retain new qualified personnel;
  failure to protect our intellectual property rights or violations of the intellectual property rights of others;
  the risk of material business interruptions, particularly at our manufacturing facilities;
  the risk of cybersecurity breaches;
  changes in laws relating to the use and transfer of personal and other information;
  failure of portfolio management strategies, including cost-saving initiatives, to meet expectations;
  changes in environmental laws or regulations, discovery of previously unknown or more extensive contamination, or the failure of a potentially responsible party to perform;
  failure to comply with the U.S. Foreign Corrupt Practices Act or other applicable anti-corruption legislation, export controls and trade sanctions, including recently announced tariffs;
  risk of product liability claims and litigation; and
  risk of liabilities from past divestitures and spin-offs.

More information on factors that could cause actual results or events to differ materially from those anticipated is included in our reports filed with the Securities and Exchange Commission (SEC), including our Annual Report on Form 10-K for the year ended December 31, 2019 (particularly under the caption “Risk Factors”), our Quarterly Reports on Form 10-Q and in other documents we file from time to time with the SEC.

The forward-looking statements included in this release speak only as of the date hereof. We undertake no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS (UNAUDITED)
(IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

For the Three Months Ended March 31	2020	2019
Revenue	$663.3	$695.5
Costs of revenue	453.9	476.7
Gross profit	209.4	218.8
General and administrative expenses	60.2	51.9
Sales and marketing expenses	41.6	40.2
Research and development expenses	22.7	23.5
Asbestos-related (benefit) costs, net	(40.7)	12.6
Asset impairment charges	16.3	—
Operating income	109.3	90.6
Interest and non-operating expenses (income), net	0.6	(0.5)
Income from continuing operations before income tax expense	108.7	91.1
Income tax expense	24.7	19.7
Income from continuing operations	84.0	71.4
Income from discontinued operations, net of tax expense of $0.4 and $0.0, respectively	1.1	—
Net income	85.1	71.4
Less: Income attributable to noncontrolling interests	0.3	0.1
Net income attributable to ITT Inc.	$84.8	$71.3

Amounts attributable to ITT Inc.:
Income from continuing operations, net of tax	$83.7	$71.3
Income from discontinued operations, net of tax	1.1	—
Net income attributable to ITT Inc.	$84.8	$71.3

Earnings per share attributable to ITT Inc.:
Basic:
Continuing operations	$0.96	$0.81
Discontinued operations	0.01	—
Net income	$0.97	$0.81
Diluted:
Continuing operations	$0.95	$0.80
Discontinued operations	0.01	—
Net income	$0.96	$0.80
Weighted average common shares – basic	87.4	87.6
Weighted average common shares – diluted	88.2	88.6

CONSOLIDATED CONDENSED BALANCE SHEETS (UNAUDITED)
(IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

	March 31, 2020	December 31, 2019
Assets
Current assets:
Cash and cash equivalents	$839.9	$612.1
Receivables, net	573.9	578.4
Inventories, net	382.4	392.9
Other current assets	152.0	153.4
Total current assets	1,948.2	1,736.8
Plant, property and equipment, net	511.5	531.5
Goodwill	914.4	927.2
Other intangible assets, net	119.7	138.0
Asbestos-related assets	353.6	319.6
Deferred income taxes	124.8	138.1
Other non-current assets	304.4	316.5
Total non-current assets	2,328.4	2,370.9
Total assets	$4,276.6	$4,107.7
Liabilities and Shareholders’ Equity
Current liabilities:
Short-term debt and current maturities of long-term debt	$386.8	$86.5
Accounts payable	323.9	332.4
Accrued liabilities	396.3	430.8
Total current liabilities	1,107.0	849.7
Asbestos-related liabilities	718.5	731.6
Postretirement benefits	211.9	213.9
Other non-current liabilities	223.6	234.7
Total non-current liabilities	1,154.0	1,180.2
Total liabilities	2,261.0	2,029.9
Shareholders’ equity:
Common stock:
Authorized – 250.0 shares, $1 par value per share
Issued and outstanding – 86.3 shares and 87.8 shares, respectively	86.3	87.8
Retained earnings	2,361.8	2,372.4
Total accumulated other comprehensive loss	(435.7)	(385.3)
Total ITT Inc. shareholders’ equity	2,012.4	2,074.9
Noncontrolling interests	3.2	2.9
Total shareholders’ equity	2,015.6	2,077.8
Total liabilities and shareholders’ equity	$4,276.6	$4,107.7

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS (UNAUDITED)
(IN MILLIONS)

For the Three Months Ended March 31	2020	2019
Operating Activities
Income from continuing operations attributable to ITT Inc.	$83.7	$71.3
Adjustments to income from continuing operations:
Depreciation and amortization	27.4	26.4
Equity-based compensation	2.5	4.5
Asbestos-related (benefit) cost, net	(40.7)	12.6
Asset impairment charges	16.3	—
Other non-cash charges, net	11.0	7.9
Asbestos-related payments, net	(6.1)	(9.9)
Changes in assets and liabilities:
Change in receivables	(13.4)	(47.1)
Change in inventories	0.6	(17.3)
Change in accounts payable	(6.4)	18.8
Change in accrued expenses	(25.2)	(35.6)
Change in income taxes	16.5	9.5
Other, net	(12.7)	1.0
Net Cash – Operating activities	53.5	42.1
Investing Activities
Capital expenditures	(22.2)	(29.2)
Acquisitions, net of cash acquired	(4.7)	—
Other, net	0.7	0.4
Net Cash – Investing activities	(26.2)	(28.8)
Financing Activities
Commercial paper, net repayments	(82.7)	—
Short-term revolving loans, borrowings	378.3	—
Long-term debt, issued	—	7.1
Long-term debt, repayments	—	(0.2)
Repurchase of common stock	(83.4)	(19.9)
Proceeds from issuance of common stock	0.1	5.1
Dividends paid	(0.2)	(13.2)
Other, net	(0.1)	0.1
Net Cash – Financing activities	212.0	(21.0)
Exchange rate effects on cash and cash equivalents	(11.7)	0.7
Net Cash – Operating activities of discontinued operations	0.2	(0.4)
Net change in cash and cash equivalents	227.8	(7.4)
Cash and cash equivalents – beginning of year (includes restricted cash of $0.8 and $1.0, respectively)	612.9	562.2
Cash and cash equivalents – end of period (includes restricted cash of $0.8 and $0.8, respectively)	$840.7	$554.8
Supplemental Disclosures of Cash Flow Information
Cash paid during the year for:
Interest	$2.3	$1.0
Income taxes, net of refunds received	$8.0	$9.3

Key Performance Indicators and Non-GAAP Measures

Management reviews a variety of key performance indicators including revenue, segment operating income and margins, earnings per share, order growth, and backlog, some of which are non-GAAP. In addition, we consider certain measures to be useful to management and investors when evaluating our operating performance for the periods presented. These measures provide a tool for evaluating our ongoing operations and management of assets from period to period. This information can assist investors in assessing our financial performance and measures our ability to generate capital for deployment among competing strategic alternatives and initiatives, including, but not limited to, acquisitions, dividends, and share repurchases. Some of these metrics, however, are not measures of financial performance under accounting principles generally accepted in the United States of America (GAAP) and should not be considered a substitute for measures determined in accordance with GAAP. We consider the following non-GAAP measures, which may not be comparable to similarly titled measures reported by other companies, to be key performance indicators for purposes of our reconciliation tables.

Organic Revenues and Organic Orders are defined as revenue and orders, excluding the impacts of foreign currency fluctuations, acquisitions and divestitures. Divestitures include sales of portions of our business that did not meet the criteria for presentation as a discontinued operation. The period-over-period change resulting from foreign currency fluctuations is estimated using a fixed exchange rate for both the current and prior periods. Management believes that reporting organic revenue and organic orders provides useful information to investors by helping identify underlying trends in our business and facilitating easier comparisons of our revenue performance with prior and future periods and to our peers.

Adjusted Operating Income and Adjusted Segment Operating Income are defined as total operating income and segment operating income, adjusted to exclude special items that include, but are not limited to, asbestos-related impacts, impairments, restructuring, realignment, certain acquisition-related impacts, and unusual or infrequent operating items. Special items represent significant charges or credits that impact current results, which management views as unrelated to the Company's ongoing operations and performance. Adjusted Operating Margin and Adjusted Segment Operating Margin are defined as adjusted operating income or adjusted segment operating income divided by revenue. We believe these financial measures are useful to investors and other users of our financial statements in evaluating ongoing operating profitability, as well as in evaluating operating performance in relation to our competitors.

Adjusted Income from Continuing Operations and Adjusted EPS are defined as income from continuing operations attributable to ITT Inc. and income from continuing operations attributable to ITT Inc. per diluted share, adjusted to exclude special items that include, but are not limited to, asbestos-related impacts, impairments, restructuring, realignment, pension settlement and curtailment impacts, certain acquisition-related impacts, income tax settlements or adjustments, and unusual or infrequent items. Special items represent significant charges or credits, on an after-tax basis, that impact current results which management views as unrelated to the Company's ongoing operations and performance. The after-tax basis of each special item is determined using the jurisdictional tax rate of where the expense or benefit occurred. We believe that adjusted income from continuing operations is useful to investors and other users of our financial statements in evaluating ongoing operating profitability, as well as in evaluating operating performance in relation to our competitors.

Free Cash Flow Margin is defined as the ratio of free cash flow (net cash provided by operating activities less capital expenditures) to revenue. We believe that free cash flow margin provides useful information to investors as it provides insight into a primary cash flow metric used by management to monitor and evaluate cash flows generated by our operations.

ITT Inc. Non-GAAP Reconciliation
Reported vs. Organic Revenue / Order Growth
First Quarter 2020 & 2019
(In Millions)

	(As Reported - GAAP)				(As Adjusted - Organic)

	(A)	(B)	(C)		(D)	(E)	(F) = A-D-E	(G) =C-D-E	(H) = G / B
			$ Change	% Change	Acquisition / Divestitures	FX Impact	Revenue / Orders	$ Change	% Change
	Q1 2020	Q1 2019	2020 vs. 2019	2020 vs. 2019	Q1 2020	Q1 2020	Q1 2020	Adj. 2020 vs. 2019	Adj. 2020 vs. 2019

Revenue
ITT Inc.	$663.3	$695.5	$(32.2)	(4.6%)	$16.9	$(12.4)	$658.8	$(36.7)	(5.3%)

Motion Technologies	297.9	315.2	(17.3)	(5.5%)	-	(7.8)	305.7	(9.5)	(3.0%)
Industrial Process	227.3	215.7	11.6	5.4%	13.9	(4.0)	217.4	1.7	0.8%
Connect & Control Technologies	138.7	165.0	(26.3)	(15.9%)	3.0	(0.6)	136.3	(28.7)	(17.4%)

Orders
ITT Inc.	$667.6	$738.9	$(71.3)	(9.6%)	$19.3	$(12.7)	$661.0	$(77.9)	(10.5%)

Motion Technologies	299.3	331.5	(32.2)	(9.7%)	-	(8.3)	307.6	(23.9)	(7.2%)
Industrial Process	229.5	219.0	10.5	4.8%	15.2	(3.7)	218.0	(1.0)	(0.5%)
Connect & Control Technologies	139.7	189.1	(49.4)	(26.1%)	4.1	(0.7)	136.3	(52.8)	(27.9%)

Note: Excludes intercompany eliminations
Immaterial differences due to rounding

ITT Inc. Non-GAAP Reconciliation
Reported vs Adjusted Segment Operating Income & Operating Margin
First Quarter 2020 & 2019
(In Millions)

	Q1 2020	Q1 2020		Q1 2020	Q1 2019	Q1 2019		Q1 2019	% Change		% Change
	As Reported	Special Items		As Adjusted	As Reported	Special Items		As Adjusted	As Reported 2020 vs. 2019		As Adjusted 2020 vs. 2019

Revenue:
Motion Technologies	$297.9			$297.9	$315.2			$315.2	(5.5%)		(5.5%)
Industrial Process	227.3			227.3	215.7			215.7	5.4%		5.4%
Connect & Control Technologies	138.7			138.7	165.0			165.0	(15.9%)		(15.9%)
Intersegment eliminations	(0.6)			(0.6)	(0.4)			(0.4)
Total Revenue	$663.3			$663.3	$695.5			$695.5	(4.6%)		(4.6%)

Operating Margin:
Motion Technologies	17.8%	-	BP	17.8%	19.3%	20	BP	19.5%	(150)	BP	(170)	BP
Industrial Process	3.9%	740	BP	11.3%	10.3%	40	BP	10.7%	(640)	BP	60	BP
Connect & Control Technologies	11.5%	110	BP	12.6%	16.6%	20	BP	16.8%	(510)	BP	(420)	BP
Total Operating Segments	11.7%	280	BP	14.5%	15.9%	30	BP	16.2%	(420)	BP	(170)	BP

Income (loss):
Motion Technologies	$53.1	$-		$53.1	$60.9	$0.7		$61.6	(12.8%)		(13.8%)
Industrial Process	8.9	16.7		25.6	22.2	0.8		23.0	(59.9%)		11.3%
Connect & Control Technologies	15.9	1.6		17.5	27.4	0.4		27.8	(42.0%)		(37.1%)
Total Segment Operating Income	$77.9	$18.3		$96.2	$110.5	$1.9		$112.4	(29.5%)		(14.4%)

Note: Immaterial differences due to rounding.

Special items include, but are not limited to, restructuring and realignment costs, impairment charges, acquisition-related expenses, and other unusual or infrequent items including certain legal matters.

ITT Inc. Non-GAAP Reconciliation
Reported vs. Adjusted Income from Continuing Operations & Adjusted EPS
First Quarter 2020 & 2019
(In Millions, except per share amounts)

	Q1 2020			Q1 2020	Q1 2019			Q1 2019	2020 vs. 2019	2020 vs. 2019
	As Reported	Non-GAAP Adjustments		As Adjusted	As Reported	Non-GAAP Adjustments		As Adjusted	As Adjusted ($)	As Adjusted (%)

Segment Operating Income	$77.9	$18.3	#A	$96.2	$110.5	$1.9	#A	$112.4
Corporate (Expense)	31.4	(38.9)	#B	(7.5)	(19.9)	12.3	#B	(7.6)
Operating Income	109.3	(20.6)		88.7	90.6	14.2		104.8

Interest Income (Expense)	0.8	-		0.8	1.1	-		1.1
Other Income (Expense)	(1.4)	1.4	#C	-	(0.6)	-		(0.6)
Income from Continuing Operations before Tax	108.7	(19.2)		89.5	91.1	14.2		105.3

Income Tax (Expense)	(24.7)	5.6	#D	(19.1)	(19.7)	(4.5)	#D	(24.2)
Income from Continuing Operations	84.0	(13.6)		70.4	71.4	9.7		81.1

Less: Non Controlling Interest	0.3	-		0.3	0.1	-		0.1
Income from Continuing Operations - ITT Inc.	$83.7	$(13.6)		$70.1	$71.3	$9.7		$81.0

EPS from Continuing Operations	$0.95	$(0.15)		$0.80	$0.80	$0.11		$0.91	$(0.11)	(12.1%)

Note: Amounts may not calculate due to rounding.
#A - 2020 includes impairment charges ($16.3M), restructuring costs ($1.6M) and acquisition related costs ($0.4M).
#A - 2019 includes restructuring and realignment costs ($1.6M) and a legal accrual ($0.3M).

#B - 2020 includes asbestos related benefit ($40.7M), restructuring costs ($1.5M) and other costs ($0.3M).
The ($40.7M) net asbestos benefit includes the impact from a favorable settlement agreement ($52.5M), partially offset by asbestos related costs to maintain 10 year accrual ($11.8M).
#B - 2019 includes asbestos related costs ($12.6M) and other income primarily from the sale of excess property ($0.3M).

#C - 2020 includes pension termination related charges.

#D - 2020 includes various tax-related special items including tax expense on future distribution of foreign earnings ($1.7M), tax benefit for valuation allowance change ($2.2M), tax benefit for return to accrual adjustment ($0.7M), and the tax impact of other operating special items.
#D - 2019 includes various tax-related special items including tax benefit for valuation allowance change ($1.9M), tax benefit for tax law changes ($0.9M), tax expense on future distribution of foreign earnings and the tax impact of other operating special items.

ITT Inc.
Free Cash Flow Margin
Trailing Twelve Months (TTM)
(In Millions)

	(A) = (B) + (C) - (D)	(B)	(C)	(D)	(A) = (B) + (C) - (D)	(B)	(C)	(D)
	Q1 2020 TTM	Q1 2020	FY19	Q1 2019	Q1 2019 TTM	Q1 2019	FY18	Q1 2018

Net Cash - Operating Activities #A	$369.1	$53.5	$357.7	$42.1	$371.5	$42.1	$371.8	$42.4

Capital expenditures	84.4	22.2	91.4	29.2	96.0	29.2	95.5	28.7

Free Cash Flow	284.7	31.3	266.3	12.9	275.5	12.9	276.3	13.7

Revenue	$2,814.2	$663.3	$2,846.4	$695.5	$2,751.3	$695.5	$2,745.1	$689.3

Free Cash Flow Margin	10.1%		9.4%		10.0%		10.1%

#A - 2020 TTM includes payments for asbestos ($17.8M) and restructuring ($13.1M).
#A - 2019 TTM includes payments for asbestos ($37.9M) and restructuring ($7.6M).

Contacts

Investors:
Emmanuel Caprais
+1 914-641-2030
Emmanuel.Caprais@itt.com

Media:
Lisa Wolfe
+1 914-641-2103
Lisa.Wolfe@itt.com